TRIVAGO N.V.
FIRST AMENDMENT TO THE AMENDED AND RESTATED 2016 OMNIBUS INCENTIVE PLAN

This First Amendment (this "Amendment") to the Amended and Restated trivago N.V. 2016 Omnibus Incentive Plan, as amended and restated from time to time (the "Plan"), is adopted by trivago N.V., a Dutch public limited company (naamloze vennootschap) (the "Company").
1. Amendment to Section 3(a) (Plan Maximums)
Section 3(a) of the Plan is hereby amended and restated in its entirety as follows:
"(a) Plan Maximums. The maximum number of Shares that may be delivered pursuant to Awards under this Plan shall be 114,998,673 Shares. Shares subject to an Award under this Plan may be authorized and unissued Ordinary Shares, Ordinary Shares held in treasury, or ADSs."
2. Amendment to Section 9(b) (Termination)
Section 9(b) of the Plan is hereby amended and restated in its entirety as follows:
"This Plan will terminate on the tenth anniversary of the Amendment Date. Awards outstanding as of such date shall not be affected or impaired by the termination of this Plan. For purposes of the Plan, the "Amendment Date" means the date of the approval by the Company’s general meeting of shareholders of the First Amendment to the Plan (which First Amendment was adopted by the Supervisory Board on 1 May 2026 and by the Management Board on 4 May 2026)."
3. Conditional Effectiveness
This Amendment is adopted subject to and conditional upon approval by the Company’s shareholders at the first general meeting of shareholders immediately following the date hereof (the "Amendment Effective Date"). This Amendment shall become effective solely upon such shareholder approval. Prior to the Amendment Effective Date, no Shares in excess of the number of Shares authorized under the Plan as of immediately prior to this Amendment may be issued or delivered, and any Awards granted in reliance on this Amendment shall be expressly subject to and contingent upon such shareholder approval.
4. No Other Amendments
Except as expressly set forth in this Amendment, the Plan shall remain unchanged and in full force and effect.

5. Governing Law
This Amendment and all actions taken pursuant hereto shall be governed by and construed in accordance with the laws of the Netherlands, without regard to principles of conflict of laws.
IN WITNESS WHEREOF, the Company has caused this Amendment to be adopted by the Supervisory Board and the Management Board as of 4 May 2026.

trivago N.V.
By: /s/ Wolf Schmuhl
Name: Wolf Schmuhl
Title: CFO
Date: 4 May 2026